UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 17, 2010

NATURE’S CALL BRANDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-163077	27-1269503
(State or Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3120 S. Durango Drive, Suite 305, Las Vegas, NV  89117-4454
(Address of principal executive office)

Registrant’s telephone number, including area code:  702-509-5049

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 17, 2010, we entered into subscription agreements with two offshore subscribers for an aggregate of 3,000,000 shares of common stock of our company for gross proceeds of $300,000.  The proceeds were used to pay outstanding loans from the investors.  The form of subscription agreement is attached as exhibit 10.1 to this Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities

On November 17, 2010, we issued 3,000,000 shares of common stock of our company to two subscribers at a price of $0.10 per share for gross proceeds of $300,000.  The proceeds were used to pay outstanding loans from the subscribers.  We issued the securities to two non U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On November 17, 2010, as consideration for the conversion of debt to equity, and in further consideration of the subscribers agreeing to invest further equity in the Company in future should the need arise, Robbie Manis, the largest shareholder of the Company, agreed to cancel 108,000,000 of his restricted common shares. The cancellation is expected to be effective as soon as the return to treasury order is delivered to the Company’s transfer agent.

Item 7.01	Regulation FD Disclosure

On November 17, 2010, as consideration for the conversion of debt to equity, and in further consideration of the subscribers agreeing to invest further equity in the Company in future should the need arise, Robbie Manis, the largest shareholder of the Company, agreed to cancel 108,000,000 of his restricted common shares. The cancellation is expected to be effective as soon as the return to treasury order is delivered to the Company’s transfer agent.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

10.1           Form of Subscription Agreement

99.1           News Release dated November 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S CALL BRANDS, INC.

Per:      /s/ Robbie Manis
Robbie Manis
President

November 18, 2010